Exhibit 5(b)

March 9, 2009

FPL Group, Inc. FPL Group Capital Inc 700 Universe Boulevard Juno Beach, Florida 33408
Ladies and Gentlemen:

As counsel for FPL Group, Inc., a Florida corporation ("FPL Group"), and FPL Group Capital Inc, a Florida corporation ("FPL Group Capital"), we have participated in the preparation of or reviewed (1) Registration Statement Nos. 333-137120, 333-137120-01, 333-137120-02, 333-137120-03, 333-137120-04, 333-137120-05, 333-137120-06, 333-137120-07 and 333-137120-08, as amended by Post-Effective Amendment No. 1 thereto (the "Registration Statement"), which registration statement, as amended, was filed jointly by FPL Group, FPL Group Capital, Florida Power & Light Company, FPL Group Capital Trust II, FPL Group Capital Trust III, FPL Group Trust I, FPL Group Trust II, Florida Power & Light Company Trust I and Florida Power & Light Company Trust II with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"); (2) the Base Prospectus dated May 3, 2007 forming a part of the Registration Statement, as supplemented by a prospectus supplement dated March 2, 2009 ("Prospectus Supplement") relating to $500,000,000 principal amount of 6.00% Debentures, Series due March 1, 2019 (the "Debentures"), issued under the Indenture (For Unsecured Debt Securities), dated as of June 1, 1999 (the "Indenture"), from FPL Group Capital to The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee ("Trustee"), which Debentures are absolutely, irrevocably and unconditionally guaranteed (the "Guarantee") by FPL Group pursuant to that Guarantee Agreement, dated as of June 1, 1999 (the "Guarantee Agreement"), from FPL Group to The Bank of New York Mellon (formerly known as The Bank of New York), as Guarantee Trustee, both such Base Prospectus and Prospectus Supplement having been filed pursuant to Rule 424(b) under the Securities Act; (3) the Indenture; (4) the Guarantee Agreement; (5) the corporate proceedings of FPL Group Capital with respect to the Registration Statement and the Debentures; (6) the corporate proceedings of FPL Group with respect to the Registration Statement and the Guarantee; and (7) such other corporate records, certificates and other documents (including a receipt executed on behalf of FPL Group Capital acknowledging receipt of the purchase price for the Debentures) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Debentures and the Guarantee, as it relates to the Debentures, are legally issued, valid, and binding obligations of FPL Group Capital and FPL Group, respectively, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other laws affecting creditors’ rights and remedies generally and general principles of equity.

In rendering the foregoing opinion, we have assumed that the certificates representing the Debentures conform to specimens examined by us and that the Debentures have been duly authenticated, in accordance with the Indenture, by the Trustee under the Indenture and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by FPL Group on or about March 9, 2009, which will be incorporated by reference in the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the laws of the States of New York and Florida and the federal laws of the United States insofar as they bear on matters covered hereby.  As to all matters of Florida law, we have relied, with your consent, upon an opinion of even date herewith addressed to you by Squire, Sanders & Dempsey L.L.P., West Palm Beach, Florida.  As to all matters of New York law, Squire, Sanders & Dempsey L.L.P. is hereby authorized to rely upon this opinion as though it were rendered to it.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP